Exhibit 99.1

CHICAGO BRIDGE & IRON COMPANY N.V.

Q4 AND FULL-YEAR 2014 CHICAGO BRIDGE & IRON EARNINGS CONFERENCE CALL

Speakers:

PHILIP K. ASHERMAN, President and Chief Executive Officer, CB&I
RON BALLSCHMIEDE, Chief Financial Officer, CB&I
5 p.m., Eastern Daylight Time
Tuesday, February 24, 2015

Transcript Prepared Exclusively for CB&I by

MALLOY TRANSCRIPTION SERVICE
7040 31st Street, N.W.
Washington, D.C. 20015
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P R O C E E D I N G S
TELECONFERENCE OPERATOR: Good afternoon. My name is Holly, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I fourth quarter and full-year 2014 financial results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. If you would like to ask a question during that time, simply press star, then 1 on your telephone keypad. If you would like to withdraw a question, press the pound key.
Before beginning today's call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company's future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company's press release and SEC filing. While forward-looking statements represent management's best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statement.
Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I. Thank you. Please go ahead.
MR. ASHERMAN: Good afternoon, and thank you for joining us as we report Chicago Bridge & Iron's results for the fourth quarter and full-year 2014.
With me today is CB&I’s Chief Financial Officer, Ron Ballschmiede, who will discuss the company's overall financial performance.
Before we discuss our results for the year, I would like to highlight our performance in safety, which is a key leading indicator of performance and a central part of our direct-hire project delivery model.

In 2014, our employees maintained a lost-time incident rate of .03 for more than 160 million work hours. This equals just one lost-time incident for every 6.2 million hours worked, which is well above industry benchmarks for best practices and with a stated goal that zero injuries are possible. In acknowledgement of our performance, we received several recognitions from leading industry associations during the year, such as the construction industry's Safety Excellence Award in 2014 from the Construction Users Roundtable and the 2015 Green Cross for Safety Award by the National Safety Council. We are the first company in our industry to receive the National Safety Council award, an important recognition considering the hazardous nature of our work and the challenging locations we work in all around the world. Congratulations to all of the men and women in our company who made this tremendous achievement possible.
And to prove that great safety performance usually means great operational performance, CB&I delivered, both for the quarter and the year. We exceeded expectations for revenue and earnings while maintaining record level backlog, thanks to an impressive $16 billion in new awards. Our revenue for the year approached $13 billion, representing a 17 percent increase from the prior year. Our income from operations exceeded $1 billion and increased over 30 percent from 2013. Adjusted not only for the remainder of transaction cost from the Shaw acquisition, it reflects our consistency of execution, the benefits of our vertical integration and our cost discipline.
Our SG&A was under 3 percent for the quarter and just over 3 percent for the year, reflecting over $100 million in savings since the February 2013 close of the Shaw acquisition. Further, we expect to achieve additional cost reductions of approximately $50 million for 2015.
The new bookings of $16 billion for the year is a CB&I record and an increase of about 33 percent over 2013. Noteworthy awards included the three-train Cameron LNG project in the Gulf Coast, combined-cycle gas-powered plants in the United States, long-term nuclear maintenance contracts as well as engineering work for refineries in the

Middle East, FEED contract for a variety of key projects including a proposed LNG export project in the U.S., a gas field development in Algeria, an oil refinery in Russia, and numerous technology contracts that will use our patented petrochemical, refining, and gas processing technologies and our engineered products.
On that last point, it is worth highlighting that our Technology operating group had another year of outstanding results with over a billion dollars in new awards, over $600 million in revenue, and more than $187 million in operating income for the year.
Since the acquisition of Lummus in 2007, we have strengthened our portfolio of technologies by deploying research and development to improve existing technologies, sourcing new products via joint ventures, entering several strategic partnerships and commercialization agreements, and through small complementary acquisitions.
Turning to our operations and backlog, our backlog remains at record levels. We have not experienced, nor do we expect, any cancellations from current contracts. Less than 5 percent of our business is exposed to upstream end markets, and we see very little correlation between volatile oil prices and material new bookings for the year.
We do, however, acknowledge the potential risk of delay on some engineering prospects and technology awards that could defer decisions until commodity prices stabilize. That potential risk for us resides entirely in technology globally, upstream projects in our European offices, and some tank business in the Middle East, but our LNG, petrochemical, power opportunities, plant services, environmental solutions, and pipe fabrication businesses are essentially unaffected.
However, we have addressed that incremental risk in our guidance by resetting the lower end of revenue to $14.4 billion, keeping the high end at $15.2 billion and have adjusted the range for earnings per share to $5.55 to $6.05 for the year. Now, we are confident that backlog will still grow in 2015, supported by additional new awards that should at least equal this year, cash flows that should conservatively equate to earnings, and margins on income from operations approaching 8 percent.

During the year, we saw groundbreaking for three large projects on the Gulf Coast. The ethylene cracker project for Occidental in Ingleside, Texas, is performing ahead of schedule. As we reported on prior occasion, this project integrates the full suite of project delivery offerings, including technology, pipe fabrication, storage, and engineering procurement and construction, and we think the project is reflective of the benefits of our integrated delivery model to all of our clients.
Our LNG export terminal developments in the Gulf Coast, Cameron LNG and Freeport LNG, continue at initial stages of development with both making progress on engineering and procurement activities as well as early construction activities. We also continue to work with Freeport LNG and our partners to evaluate the expansion of their current plans to incorporate a third liquefaction train to their plan.
Construction on our nuclear power projects of V.C. Summer in South Carolina and Vogtle in Georgia continue to significantly progress in the field. In 2014, both projects marked significant accomplishments, including the placement of key structural modules such as the CA20 and the CA05 at V.C. Summer Unit 2 and the completion of the 601-foot Vogtle Unit 3 cooling tower. We look forward to accomplishing multiple key milestones this year, and our focus remains on construction of these nuclear power plants in a safe, reliable, and cost-efficient manner.
Now, we realize that our reluctance to publicly discuss contractual issues with these nuclear projects is frustrating to many of you, but in response to the flurry of comments made recently by the licensees to their analysts and to the media, we find the negative narrative perpetuated about these important projects disappointing and in some cases misleading. CB&I's role is to construct the projects as designed, and we are working diligently with the technology provider and the licensees to help mitigate time and cost that will be incurred as a result of additional changes in scope. In virtually every case, CB&I has contractual entitlement for these costs, regardless of the determination between Westinghouse and the licensees on the reasons for the design changes, and we fully expect that the projects will continue under a re-baseline schedule.
Both projects have made tremendous physical progress this past year. The important CA01 modules are on track to be set soon. The Lake Charles module fabrication yard will be substantially compete with the rollout of the project by April, after delivering over 400 modules to the two sites, and as referred to recently in the media by Westinghouse, the shield buildings are on the critical path at both sites and are driving the additional cost and schedule changes. But with these contemplated changes, CB&I's construction teams are adequately staffed at both sites, with 80 percent of the materials and equipment purchased, and we are extremely confident that both sites will meet the revised completion dates.
Now, several major projects were successfully completed this year, with special acknowledgement to the 9-mile combined-cycle plant for Entergy in Louisiana and two major projects for ExxonMobil, the gas conditioning plant in the Highlands of Papua New Guinea and the Kearl expansion program in Alberta, Canada. But despite the completion of these major projects, our head count stands at almost 54,000 people, and we are still actively recruiting professional and project staff primarily in the Gulf Coast for LNG and petrochemical projects and for new power work throughout the U.S.
And as been widely reprinted, a number of oil producers and oil service companies have announced personnel reductions in the region. Now, these reductions represent potential new sources of technical and craft labor for our projects, and we have recruiting activities aimed at attracting those with the right skill sets. We also continue to partner with community colleges and technical training centers in the area in order to develop the craft disciplines most in demand for our projects. We rely on our current accessible labor pool, which topped out at over 145,000 direct craft, project management, and shop and maintenance personnel to source the incremental demands to build the infrastructure we expect to be involved with in the U.S. Additionally, I am proud to tell you that our veteran recruiting program since its initiation has attracted 2,000 new hires of those who have served our country.
A word on capital allocation priorities that we addressed at our investor conference in November. First, we are very pleased that strong cash flows from operations has allowed us additional flexibility to meet our objective of returning value to our shareholders through a more aggressive share repurchase plan for the next year and into 2016. At a minimum, we expect to be able to reduce our outstanding shares by at least 10 percent, to eliminate the shares we issued at the time of the Shaw acquisition, plus additional reduction in share count should we divest assets whose proceeds would also be deployed to share repurchases, will still remain a reasonable cushion in cash balances for operations, continue to service our debt as planned, keep enough dry powder for technology or other tuck-in acquisitions that can demonstrate double-digit returns, and essentially drive a continuing strong balance sheet that will give us the flexibility to grow the company strategically when the opportunity presents itself.
I will now turn the call over to Ron to report the financial details of our fourth-quarter and full-year results. Ron?
MR. BALLSCHMIEDE: Thanks, Phil, and good afternoon, everyone. Let me take you through our strong financial performance for the quarter and the year. In order to focus on the ongoing company's operating performance during the quarter, I will discuss our results, excluding the integration-related cost as set forth in more detail in the earnings release.
Revenue for the fourth quarter was $3.4 billion, an increase of $371 million or 12 percent over the fourth quarter of 2013. The increase for the quarter was primarily due to net increases on our large cost-reimbursable projects in the Asia Pacific region and Colombia, progress on our large nuclear projects, and expansion of our plant maintenance work, all of which are within our Engineering, Construction, and Maintenance operating group, or EC&M. Our full-year revenue totaled $13 billion, an increase of $1.9 billion or 17 percent over 2013, again, primarily driven by the EC&M operating group.
As you saw in our earnings release, we marginally updated our 2015 revenue guidance to 14.4- to $15.2 billion, an indicative increase of 14 percent over our 2014 revenue base, based on the midpoint of our guidance. This revenue growth reflects the continued activity and ramp-up of several large U.S. projects in our backlog and the increase in our year-over-year opening backlog.
Our 2015 revenue burn is expected to be in the 35-to-40-percent range, which is similar to 2014. This backlog burn rate reflects the overall long duration of the projects in our backlog, specifically our major LNG and nuclear projects.
Our gross profit for the quarter totaled $391 million versus $339 million in the comparable 2013 quarter, and our gross margin improved to 11.6 percent from 11.3 percent for the respective periods. These increases were primarily attributable to the impact of our higher revenue volume, higher margin backlog, integration savings, and improved operating leverage. Gross profit for the full year increased to $1.5 billion or 11.3 percent of revenues, compared to $1.2 billion or 10.8 percent in 2013.
Selling and administrative expense decreased to $95.4 million in the fourth quarter of 2014 from $98.9 million in the 2013 comparable quarter. Our S&A expense was 2.8 percent of revenue for the fourth quarter of 2014, down 50 basis points from 3.3 percent in the fourth quarter of 2013 and down 30 basis points for the full year from 3.4 percent in 2013 to 3.1 percent in '14. This improvement was primarily due to the integration savings, partially offset by inflationary increases. We expect our 2015 SG&A to revenue percentage to further improve to be at or slightly less than 3 percent of consolidated revenue.
As an important reminder when thinking about our stock-based compensation expense for 2015, GAAP requires certain stock-based compensation for retiree-eligible participants to be expensed in the quarter in which the awards are made. CB&I's long-

term incentive compensation awards are made in the first quarter. Consequently, the aforementioned accounting will result in approximately 45 percent of our anticipated 2015 full-year stock-based compensation expense being recorded in the first quarter, predominantly within SG&A.
In terms of EPS, the first quarter of 2015 stock-based compensation expense is expected to incrementally exceed the related expense for each of the second, third, and fourth quarters of 2015 by approximately 10 cents per share.
Integration costs in 2014 were $17.5 million or 10 cents a share for the fourth quarter and related primarily to facility consolidations, personnel relocations, and reductions in system integration costs. We do not expect to separately report continuing integration-related costs in 2015.
Fourth quarter adjusted income from operations was $291 million or 8.6 percent of revenue, compared to $230 million or 7.7 percent of revenue in the fourth quarter of 2013. For the full-year 2014, adjusted income from operations totaled $1 billion or 7.9 percent of revenue, up over 30 percent from 2013, which was $780 million or 7 percent of revenue.
Our fourth quarter and full-year 2014 adjusted income tax rates were 29.0 and 30.2 percent, respectively. The fourth quarter and full-year 2013 included a tax benefit of $77,800,000 or 72 cents per share, related to the recognition of our remaining UK NOL tax assets and additional U.S. foreign tax credits. Excluding these benefits, our fourth quarter and full-year 2013 adjusted income tax rates were 27.9 percent and 28.4 percent, respectively.
We expect our full-year 2015 income tax expense to be in the 32-to-34-percent range. The effective rate increase reflects a greater portion of our income being generated in higher tax jurisdictions, specifically the United States.
The summation of all that results in the fourth quarter adjusted net income of $161 million or adjusted diluted earnings per share of $1.47. The inclusion of integration-related cost for the fourth quarter GAAP earnings of $1.37 diluted earnings per share reflects the aforementioned 10-cents-per-share impact.
Adjusted EBITDA totaled $337 million or 10 percent of revenues for the fourth quarter, compared to $279 million or 9.3 percent of revenues in the comparable 2013 period.
Our 2014 backlog at the end of the year totaled $30.4 billion, up from $27.8 billion at the beginning of the year. Our non-U.S.-dollar denominated backlog decreased by approximately $600 million in 2014 due to the strengthening of the US dollar, primarily against the Australian, Colombia, and European currencies. While these currency fluctuations can cause variations in our reported backlog, these fluctuations have not resulted in a significant variation in our operating results.
Now let me take you through the operating group fourth quarter and full-year results. Each of our group's fourth quarter 2014 results were consistent with or exceeded our expected annual range of operating results, which we have discussed previously. Our new awards for the fourth quarter and full year totaled $3.3 billion and $16.3 billion, respectively, representing a book-to-burn ratio of 98 percent and 125 percent, respectively.
EC&M fourth quarter revenues totaled $2.4 billion, an increase of $411 million or 21 percent over the fourth quarter of 2013. Our 2014 results primarily benefited from increased revenue on U.S. nuclear and our large cost-reimbursable projects and higher plant maintenance revenue. EC&M fourth quarter revenue from its two nuclear projects in the United States totaled approximately $500 million. Income from operations for EC&M totaled $163 million or 6.9 percent of revenues in the fourth quarter, compared to $111 million or 5.7 percent in 2013. Our fourth quarter 2014 results benefited from higher revenue volume, a shift to a higher margin mix on our large cost-reimbursable projects, and our remaining backlog, integration savings, and leverage of our operating costs.

Fabrication Services reported fourth quarter 2014 revenue of $619 million, a decrease of $80 million from 2013. The decrease in the quarter was primarily due to lower storage tank work in the Asia Pacific region and Middle East, partially offset by higher revenues in the United States. Operating income totaled $66 million or 10.7 percent of revenues in the fourth quarter, compared to $76 million or 10.8 percent of revenues in the comparable 2013 period. Our fourth quarter results were primarily impacted by lower revenue volume and cost increases of $8 million on a pipe fabrication project, offset by savings on a project in Asia Pacific region. The pipe fabrication project was very unusual in that it was booked as an award in 2010 and was on hold by the customer until 2014.
Technology had a strong quarter reporting, revenues of $158 million, compared to $130 million in the fourth quarter of 2013, benefiting from higher engineered products activity. The fourth quarter 2014 operating income totaled $52 million, compared to $40 million in 2013, reflecting increased revenue and a higher mix of margin work.
Finally, Environmental Solutions reported revenue of $223 million, an increase of $13 million over the fourth quarter of 2013. Operating income for the fourth quarter of 2014 was $10 million or 4.3 percent of revenues, compared to $3 million in the corresponding quarter of 2013. The improvement in both absolute dollars and operating margins reflect a higher margin mix of work and cost reduction initiatives implemented over the past year. Environmental Solutions results continue to be impacted by sequestrations with respect to the U.S. federal government funding and prioritization.
Now a few comments on our balance sheet, liquidity, and cash flow. Our balance sheet and liquidity remain strong. At the end of December 2014, our total shareholders' equity was $2.9 billion, our cash balance was $351 million, and our total debt declined by slightly over $400 million during the quarter. Further in the quarter, we invested $38 million in capital expenditure, $88 million of common stock dividends, and repurchased $19 million of our common stock. For the full year, we invested $118 million in capital expenditures, paid $30 million in common stock dividends, and repurchased $86 million of our common stock.
We continue to enjoy significant support from the credit markets, with $3.6 billion of credit availability to support new awards, growth, and strategic opportunities.
As we had anticipated and discussed previously, cash generated from our fourth quarter 2014 operating activities was strong and totaled $613 million. This cash from operating activities was primarily the result of a net improvement in our contract capital of approximately $384 million, with a balance of approximately $229 million from earnings and other operating activities.
Contract capital reflects the combined balances of our receivables, inventory, contracts in progress, and accounts payable. The improvement in our contract capital balance of $384 million in the fourth quarter was primarily related to improved collections on our large reimbursable projects of approximately $250 million and our share of payments in advance of performing work on our two large U.S. export facility projects of approximately $265 million, offset by our U.S. nuclear projects which experienced a decline of approximately $245 million, reflecting the net utilization of the advanced billing position on these projects.
Our fourth quarter cash flow from operating activities, excluding the U.S. nuclear projects, totaled in excess of $800 million, representing a solid cash flow quarter for the remainder of our business. We expect this positive cash flow trend to continue. Accordingly, we expect our cash flows from operating activities to approximate our earnings in 2015.
With that, I will turn it back to Phil.
MR. ASHERMAN: Thanks, Ron. Now we will open the call for your questions.
TELECONFERENCE OPERATOR: Ladies and gentlemen, if you would like to ask a question, press Star/1 on your telephone keypad. And our first question will come from the line of Martin Malloy with Johnson Rice.

MR. ASHERMAN: Good afternoon, Marty.
MR. MALLOY (Johnson Rice): Good afternoon. Congratulations on the quarter and the cash flow.
MR. ASHERMAN: Thank you.
MR. MALLOY (Johnson Rice): I just wanted to go back to the nuclear projects, and at the end of the third quarter, I think it was about a billion dollars of unapproved change orders and claims, and it sounds like that is going to be going up based on some revisions to the schedule. Can you talk about how you think this gets settled out, the timing, and is it the potential that this lasts for years while the projects are getting constructed?
MR. ASHERMAN: Yeah. Well, I mean, obviously, you know this is the very first large capital projects that has had dispute in terms of claims on a few change orders. It's probably the first one of our experience that has been so public, but nevertheless, we have been working with all the parties to resolve changes in scope and entitlements of change orders throughout the course of the year and have actually had some very good response in getting some traction on the settlements. It is not a matter of just submitting a claim order, but as you know, in most contracts, there is a very explicit dispute resolution which you have to work through, and it does take time.
So we are picking up the traction on that. I think the contract is very clear in terms of who is entitled to what. The complicating factor is really the technology provider having to demonstrate to the licensees the nature of the design changes. Once we receive a construction document that says we need to erect or construct something in the field, we are obligated to do that. So our—if there is a disputed claim, that may delay things.
But, you know, we are making progress. These are first—first of-its-kind technology. I mean, you have read and heard everything about these, these projects, but they are great projects. I mean, we are going to get there. These are good operational utility people, and they know what they are doing, and we know what we are doing, and so I have every confidence that we are going to get there.
MR. MALLOY (Johnson Rice): Okay. And then your comments about the backlog, expecting that to increase here in 2015, could you talk a little bit more about types of projects or geographic areas where you are expecting that increase to come from?
MR. ASHERMAN: Yeah. First of all, the backlog number, I don't know if Ron mentioned this in his call, but backlog had somewhat of an FX adjustment this year.
MR. BALLSCHMIEDE: 600 million.
MR. ASHERMAN: $600 million.
So setting that aside, just in terms of absolute terms, we think that we are going to have new awards. We are forecasting in the same range as we experienced this year. Considering that our current backlog is probably going to burn at a bit slower rate on some of the major jobs because we are just starting the engineering phase, that should create some growth in the overall backlog.
The location is predominantly North America across all business lines in our company. We see a significant increase in the amount of power plants, combined-cycle power plant opportunities. We continue to our capital services and plant services offerings. Technology will have a bit of a challenge in some of its key areas, such as Russia and China, but certainly with their joint venture with Chevron and some other initiatives we have, we think that will continue to be a major contributor.
So we are quite optimistic. As I said on the call, we do see some potential sluggishness in some of the areas, not so much geographic, as just the type of projects, but again, our exposure to upstream-type projects, particularly in—in oil, rather, is very minimal. So we are sticking with our forecast for the most part, but we acknowledge there could be some timing and some delay issues in 2015 that we need to acknowledge.
MR. MALLOY (Johnson Rice): Thank you.

TELECONFERENCE OPERATOR: And your next question will come from the line of Andrew Kaplowitz with Barclays.
MR. ASHERMAN: Hi, Andy.
MR. KAPLOWITZ (Barclays Capital): Hey, good evening, guys. Nice quarter.
MR. ASHERMAN: Thank you.
MR. KAPLOWITZ (Barclays Capital): So, Ron, how should we think about milestone payments on the nuclear projects in 2015? Is there a thread that you—you know, that the customers could withhold payment because of the delays in the project and maybe your conviction level in free cash equaling net income in 2015? And then could you update us on what that advanced payment is, that level is? Is it 200-and-something million for the nuclear projects at this point?
MR. BALLSCHMIEDE: Yeah. Let's take them in pieces. I think the milestones that we will hit will deserve some payments. We are also being paid portions of the amount we spend when we start spending the change orders and an increased number, whether it is approved or unapproved. So that certainly mitigates some of the drawdown that we had in 2014 and why 2015 is significantly better.
As Phil mentioned, we are working on re-baselining schedules, but right now, without those, we will have a cash use in the nuclear side but nowhere near as significant as 2014, and the base business will continue to generate strong cash flows in 2015. Don't look for $600 million every quarter, but it would be pretty substantial.
And that's just the nature of the beast. As we have this increase in North America work, which is predominantly fixed price or some kind of hybrid fixed-price, the front end of these payments tend to be very positive, and the turnaround on these projects that go several years is typically two, couple years, '17, '18, at which time you refill the funnel and keep it going. So, by all means, we expect to be able to offset any drain that we have, any negative cash flow we have on nuclear projects with other parts of our business.
MR. KAPLOWITZ (Barclays Capital): Okay. Ron, that's helpful. Let me just ask sort of a big-picture question. Like rarely have I—I don't think I have ever seen a situation where two projects take, you know, an E&C's market cap down the way that we have seen, and I sense your guys' frustration. But, you know, how do we—like everybody asks us about sort of maximum liability, what could CBI be found guilty of, if anything, you know, and we're looking to management to give us more color around these projects. Is there anything that you could tell us additionally that can allay some of the fears that I think that investors have around—you know, because they're obviously big numbers that are associated with these delays. Is there anything more that you could say, guys, around that?
MR. ASHERMAN: Well, let me just reconfirm a couple of things that I think Tom Fanning had mentioned in the last couple of weeks regarding that. He framed—he framed the potential liability, if you will, of the contractor, and the other, I want to also mention that "contractor" is a technical contractual term. It doesn't always mean the construction contractor. So if someone says the contractor has this liability, that means the entire consortium. So that was—that was a bit of an unfortunate nuance used in the 8-K that was filed that I think we are—that was impacting the stock price.
But getting back to your question, yeah, there are a couple of issues there. One, as Tom had framed, the liability, I think he said it is somewhere around $247 million, which you can assume would be split in half by the two consortium partners as damages, as the limits of that damages. And I am not saying that that is a legitimate dispute. We've got—that hasn't even been talked about, but should that—even if we we’re to fail on that count, that amount, our amount, you got to remember that is a lump-sum contract. You can assume that we have got certain contingencies in accounting that has already addressed that, and that would not be an impact on income. Anything beyond that amount is provisions of the contract where we are entitled to cost. So we feel very well protected from that respect.
The second thing I think Tom mentioned in one of his comments that I think is important that probably hasn't been talked about is that the financial guarantor of this contract is Toshiba, not CB&I. So I think the licensees would certainly be looking to technology providers for that relief, should it become necessary.
So again, Andy, we have talked about this. We talked about it at the time of the acquisition. We always felt very comfortable that the contract protects us. We have a lot of entitlement. It is probably going to take some time to work all this through, but you said in your experience you have never seen that. I guess you are not old enough to remember the first claim of nuclear construction. Unfortunately, I have.
But again, I will go back to the premise that these are great projects. Once we get through this first phase of first-of-a-kind design, when you look at the economics where you have design completed, when you have construction methodologies defined, the economics, if someone should decide to proceed on new nuclear jobs, should be kind of interesting. I mean, so we are hopeful.
But we are going to get through this, and we have not—if you look at our scope of work, we are tracking right as we should be with—all across the line. We certainly have not assumed any—any charges from this job, and we are certainly going to work through these issues with all the parties. So I don't know how to address that. I absolutely think there has been some significant headwind on cash flows, but the projects are progressing well on all normal metrics that you would apply to a construction job of this type.
MR. KAPLOWITZ (Barclays Capital): Thanks, guys. Appreciate it.
MR. ASHERMAN: Okay. Thank you.
TELECONFERENCE OPERATOR: And your next question will come from the lines of Jamie Cook with Credit Suisse.
MS. COOK (Credit Suisse): Hi. Good evening.

MR. ASHERMAN: Hi, Jamie.
MS. COOK (Credit Suisse): And nice quarter. I guess you've said all you can on the new projects. So just, you know, Phil, I guess, just back to the—
MR. ASHERMAN: We've got—we've got about 29-other-billion dollars' worth of backlog if you want to talk about it, Jamie.
MS. COOK (Credit Suisse): Yeah, I know, but—
MR. BALLSCHMIEDE: That's about 90 percent of our revenue.
MR. ASHERMAN: 90 percent of our revenue, but that's okay. We'll talk about whatever you'd like to.
MS. COOK (Credit Suisse): Oh, okay. Well, we'll—well, whatever. I guess just two questions. You know, Phil, I am—you know, I am surprised by your optimism—you know what I mean?—on the backlog and on the orders. So can you talk about, I mean, just your confidence level? Did you hair-cut your prospect list at all, or are there new projects that came in there? Do you assume a higher win rate? I am just trying to understand why you'd be so, you know, optimistic. I understand over the longer term, but to say that for '15, that seems—I don't know. It seems optimistic to me.
And then I guess my second question is, as you sit here today, you guys have done a good job, obviously, integrating, you know, and restructuring with the Shaw acquisition, given that we could be entering into a potential downturn. You have seen some other companies take, you know, restructuring actions, you know. In preparation for this or as a result of this, do you see any opportunities outside of stuff you haven't talked about? Are you contemplating anything?
MR. ASHERMAN: Yeah. Okay. Yeah. Well, I guess I am sounding optimistic because we have done a fairly thorough analysis when we saw the volatility in the prices and the drop in the prices, and we felt that our impact, our stock impact was unreasonable, considering the minimal exposure we have to upstream projects for oil companies.

We looked at our LNG projects, which is a large part of our backlog. Certainly, our power plants, power projects would be unaffected. Petrochemical, there is no reason to think that our existing prospects, but a very little of our prospective work, which is what we're talking about, prospective work associated with oil-related projects is really very minimal. So that would mean that—
MS. COOK (Credit Suisse): But would you expect it to be more like, you know, back end-loaded, like fourth quarter-loaded versus before you're expecting first half? I mean, has there been any tweak to how you're thinking about this?
MR. ASHERMAN: Yeah. I think we're going to see the first half of the year a lot softer than the back half of the year. I think we have got some large projects out there, particularly in LNG and some other projects around the world, that are probably more back end, second half-loaded. But that is not unusual for us as it is in our industry.
But I think the only part that would affect my optimism is if we had current backlog for whatever reason put on hold or canceled, and that we have not just seen that. When you look at our LNG jobs, the ones that we are involved in are financially driven by companies and ventures that have nothing to do with integrated oil companies. They don't rely on their proceeds from oil to fund these.
There's been some discussion about Gulf Coast project being delayed somewhat for that reason, but it's not because of the economics on gas. So we see some of that.
As I said, we see some softness in some of the technology awards. Some of that is not even oil price-related. Some of that is just geopolitical with the situation in Russia and other places. So we see some softness there. So that's why we took a fairly minimal approach to adjusting our guidance, because we just have not really been able to produce the data, which would suggest that we are going to have a major impact for next year.
MS. COOK (Credit Suisse): And I guess just opportunities to restructure.
And I actually have one follow-up on the nuke side, but go ahead on restructuring.

MR. ASHERMAN: Well, okay. We are taking some opportunities to restructure, which we would probably do anyway. There are some assets that we see in the combined business that would probably serve us better by being combined on a sub-unit basis.
We are looking at some discrete assets which we may choose to divest if the market allows itself. So we are not looking at potentially doing anything differently on our workforce. In fact, we are adding to our workforce, and we are capitalizing the fact that we are seeing a lot of people available in the workforce right now.
We are taking space, new space, engineering space on the west side of Houston, and we, like I said—now, if these conditions extend through 2016, it is hard to say what will be the impact after that. But I don't know of anyone—and I don't know if you have any information, better information, but that would suggest that would be a longer lasting impact than 6 or 8 months.
MS. COOK (Credit Suisse): I guess—
MR. BALLSCHMIEDE: And I would add, when you look at the revenues for 2015 in our guidance, we are growing the business 14 percent, and the vast, vast majority of that growth comes out of our $30 billion of backlog with projects that are going and will continue to go. So, with 14 percent growth in revenues, unless we see something dramatic in cancellation or postponing those projects, we are manning up as opposed to going—
MS. COOK (Credit Suisse): No. I mean, I'm not worried about your guidance for '15. I'm worried about '16 earnings if the new awards don't happen.
MR. BALLSCHMIEDE: Oh, okay. Well—
MS. COOK (Credit Suisse): But what I—and I think '15 is fine.
But I guess my other question, just on the nuke side, I mean, everyone is trying to ask this, but do you just—and I know you can't talk to specific members of the consortium. But do you—is the consortium—I mean, are they like okay to everyone's best interest to have some sort of resolution in '15? Because the other side of it, if I was them, why not just drag this thing about and go to—you know, and go through arbitration or go to court and have this thing last 4 or 5 years? Right? I mean, but is there any—do people want to resolve this at all any time in the near future, besides you?
MR. ASHERMAN: Well, I think they do. I think they do. You know, there are different contracts on both projects, and I certainly believe that people want to resolve that, and there's no reason to that. As I said, we are working through a lot of these issues as we speak and have had pretty good results, and so I feel pretty confident in that.
As far as there was a comment that I believe that was made by one of the—maybe with Tom's comment about that he thought that perhaps the consortium relationship was affecting the job, and I think probably what he meant was the commercial discussion, because on everyday basis, there's thousands of people throughout the consortium and licensees that are working together to get this job built. So there is a lot of sub-text to that, but again, we feel pretty confident.
And so I think if you are talking about '16, we will see, but I think if you look at the existing backlog, as Ron mentioned, I mean, we have got some significant backlog still in Australia that is moving forward on a couple of major projects. East Africa has still got to be resolved this year, and we are moving forward on the preliminary works for Mozambique in competition for that project. There are additional trains that we are looking at, the existing LNG, which there has been no discussion on delaying that.
But there may be some, as we saw in—and you were around 2009, and you remember when there was a tremendous pause when the oil prices were, I think, around 30, as I recall, and a lot of major projects were delayed because owners wanted to see if there was any way to capitalize on the supply market. And after that was done and re-estimates were done, then we saw a rush of new awards towards the end of '09. So we may see some pause like that, but right now, we haven't seen it.
MS. COOK (Credit Suisse): All righty. Thanks. I'll get back in queue.
MR. ASHERMAN: Okay, Jamie.

TELECONFERENCE OPERATOR: Your next question will come from the line of Michael Dudas with Sterne Agee.
MR. DUDAS (Sterne Agee): Good evening, gentlemen. How are you?
MR. ASHERMAN: Hi, Michael.
MR. DUDAS (Sterne Agee): Good evening, gentlemen. Maybe to follow up on Jamie's—or response to Jamie about the potential pause and competition in some of the end markets that you are seeing, do you get a sense that there's more aggressiveness from—recognizing this is always a competitive industry, but because of the issues in the last 6 months, any heightened sense of that generally or maybe in some of the end markets in particular that you're working in?
MR. ASHERMAN: Well, you know, actually, when you look at the Middle East, for example, that situation has improved. We are seeing more and more western and—or European and American contractors more competitive against what had been a fairly Korean-dominated market. So we have seen that improve.
There is going to be probably some Middle Eastern projects which won't go forward immediately, but there are exceptions to that, particularly in Kuwait where they have a large—large projects and refineries going forward. We have got some tank work opportunities there as well as some engineering procurement work out of our European offices. There is some additional work, some very significant work in Kazakhstan which is going forward.
Where we see the potential risk, Michael, is perhaps some of the offshore work that we do out of Europe, and again, that is not a huge—it won't move the needle much on the overall business plan, but there is some softness there.
But in the U.S.—and when we saw the last reduction in oil prices, the projects that were immediately impacted were the shale gas, but we are kind of through this last wave of—not shale gas. Excuse me. Oil sands. And we're kind of through this last wave of oil sands development in Canada, and we really didn't have any significant projects there going forward for this next year.
Again, 2016 is a different story if this thing continues, but the best information that we can get from the owners is that they don't anticipate that will be affected for that long because it is driven by demand, and demand isn't going away.
And I think, Michael, too, the other thing is we are quite diversified than our competition and in many different ways. So we have ways to hedge any more impact from oil prices that perhaps others might not, and that was by intent. So power market looks good. We've got a lot of interesting projects going forward. So, like I said, we are being cautious, but certainly, we are confident in what we are projecting right now.
MR. DUDAS (Sterne Agee): Yeah. I think sometimes people forget about the diversity of your business model that makes you a bit different and unique.
To follow up, my second question would be the tenor and pace of capital allocation decisions in 2015. Ron, looking at the cash flow schedules and what you talked about in your prepared remarks, is certain parts of the year better for share repurchase? Is there a potential? We see an asset monetization of some size in the first quarter or second quarter of 2015. If you could just—I'd appreciate it.
MR. ASHERMAN: That wasn't—yeah, Mike. This is me talking. That wasn't assumed in that projection.
MR. DUDAS (Sterne Agee): Okay.
MR. ASHERMAN: You know, we—our cash flows are being generated, like Ron likes to say, the old-fashioned way, through earnings.
MR. DUDAS (Sterne Agee): Sure.
MR. ASHERMAN: Anything we do through divestitures will be upside, and also, our EPS projections for the year were not dependent on share repurchases. It was done in absence of that. It is going to be as we would judge them and opportunistically, and it is going to be dependent on the share price and—but I think it's important to let our shareholders know that is the priority for capital for the next couple years. We think it's a benefit to get out the dilution of the shares we issued for the Shaw acquisition, and that's what we intend to do. And our pace will be driven by cash flows, and as Ron said, we expect that to improve significantly. So that's generally the plan going forward for the next couple years.
MR. DUDAS (Sterne Agee): But given current stock price and like what the first quarter—half of cash flow, like any sense of that, Ron?
MR. BALLSCHMIEDE: You know, I think we took longer term that that, Michael. I think the first quarter just generally, as you recall, if you look backwards, is one of our weaker quarters, just because of all the year-end type of costs, whether it's funding benefit plans or compensation plans or all the other things that happen in first quarter tend to reduce that. But I think we look at a little bit longer term than that. We will kind of evaluate 2015 as it goes but also keep an eye out for '15-'16 kind of time frame as opposed to doing too much too fact.
MR. ASHERMAN: And there's another thing. I think we talked about it in November, but just let me remind you that we did have some debt covenants that restricted the amount of share repurchase we could do at any particular time. We have reduced that debt to almost the ratio we need to allow us the flexibility to repurchase shares as the opportunity presents itself. So we think that will all be—resolve itself towards the end of this—the first half of this year or the second quarter, and we should be moving forward on our plan.
MR. DUDAS (Sterne Agee): Excellent, gentlemen. Thank you very much.
MR. ASHERMAN: All right. Thanks, Mike.
TELECONFERENCE OPERATOR: And your next question will come from the line of Steven Fisher with UBS.
MR. ASHERMAN: Hi, Steve.

MR. FISHER (UBS): Hi. Thanks. Good afternoon. So, Phil, I mean, it sounds like you are expecting some big LNG projects driving the awards this year. So what do you think has to happen for those to move forward, and I guess what are the other likely sources of large projects outside of LNG that hold some promise here?
MR. ASHERMAN: Yeah. Well, I can be a little more discreet on LNG because the public commentary around these is pretty widely known for all the LNG jobs.
The main LNG jobs that we project for this year that could have some impact aren't really—Mozambique, as I mentioned. We are in competition in that. So, obviously, we have that factored somewhat in terms of our dependency of hitting our new award forecast. But we are very confident that the owners for Freeport, for example, will move ahead of Train 3 and that would be a significant award. We are pretty confident that Elba Island would move forward on that development this year. So in terms of just new awards, that will be very good for us.
I mentioned there are some interesting projects in the Middle East of some hundreds of millions of dollars that are very interesting, so we see some big ones.
Remember, we also have a big chunk of our work that we have always called "underpinning work." This year, I think it was probably over $4 billion, and we don't see that underpinning work as necessarily that effective, except for engineering, potentially engineering, offshore engineering work out of some of the European offices. So that has always been a healthy opportunity for us and pretty quick book-and-burn characteristics and significant margins.
Fabrication, again, is getting a lot of work at a pretty good clip. Our challenge there is just to make sure that we can retain what we see as as-sold margins and continue to improve our efficiency in our pipe fabrication.
Steel plate structures on the tank works, a lot of good opportunity, as I said, in Kuwait and other parts of the Middle East and other parts of the world. There seems to be an intuitive feeling out there that all this cheap oil, they are going to need a lot of storage to put it somewhere, which could create opportunity. I got to tell you, we haven't seen that yet, but hopefully, that will happen perhaps '16 and beyond.
MR. BALLSCHMIEDE: Although the terminal business in the United States in pressurized storage is about as good as we've seen it, perhaps in 125 years.
MR. ASHERMAN: That's true.
So that's our business. You know, even on our Environmental Solutions, we exceeded. Our awards exceeded revenue by a significant amount. I think the book-to-burn was what, about 1.4 or so? We've seen what we would expect on income from operation by a significant amount. So we've been making a lot of progress on all fronts. So we think that will continue through '15.
MR. FISHER (UBS): That is helpful. And then I think you gave an 8 percent margin guidance target. What are the most important things that have to happen to hit that? I mean, to what extent do you have some closeouts baked in there versus just sort of—
MR. ASHERMAN: No. We don't really look at that. We really don't look at that. Those would be events, not plans. We don't look at savings when we—these cash flows and margins are in pretty standard curves. 8 percent is really just expected improvements across the line. When you look at our lowest—our lowest margin business or one of our lowest businesses is our engineering and construction business with the largest backlog. So, in absolute terms, it will drive a lot of earnings that way, but that bandwidth tends to be fairly predictable, as compared to the rest of the industry, and I think we've said that as a 4-to-6 this year. We did 7 and I don't—closer to 8. That's right. And we don't expect that to change. Of course, our Technology has tremendous margins on that business. Fabrication Services, which is about 30—I think about 35 percent of our backlog. Still, even challenged as we were this year, we still, I think, resulted in about 9 percent operating margin.

So when you look across the board in terms of how we're structured and our opportunities, we expect that the consolidated margin should approach 8 percent for the year, operating margin basis.
MR. BALLSCHMIEDE: And I think my comments on EC&M side will continue to progress into 2015. Just the mix of that work will continue to move towards higher margin rate. As each quarter, you saw each, almost sequentially this year. We had some headway to go there yet as we continue to shift into higher margin reimbursable work, which is already happening, and higher percentage of U.S. work—and North America work, I should say, coming out of that.
MR. FISHER (UBS): Great. Thanks very much.
MR. BALLSCHMIEDE: Okay.
TELECONFERENCE OPERATOR: And your next question will come from the line of John Rogers with D.A. Davidson.
MR. ROGERS (D.A. Davidson): Hi.
MR. ASHERMAN: John, how are you?
MR. ROGERS (D.A. Davidson): Good afternoon. I'm good. Hey, Phil, first of all, in your prepared remarks—and I may have misheard this—when you were talking about share repurchases and you mentioned buying in 10 percent of the stock, did you put a time frame on that?
MR. ASHERMAN: Well, yeah. We look at our—just our cash flows—
MR. ROGERS (D.A. Davidson): Yeah.
MR. ASHERMAN: —devoid of any kind of events like divestitures or anything like that, anticipate the share price, and we would like to think that we could eliminate that dilution from the Shaw shares within—by the end of 2016.
MR. ROGERS (D.A. Davidson): Okay.
MR. ASHERMAN: And that would be our goal.

We can accelerate that, obviously, if we can—if there are proceeds that we can earn or other events or the cash flows are much better than we anticipate, but on a conservative basis, that's what we'd like to do, and we think that would be, obviously, a tremendous benefit for our shareholders.
MR. ROGERS (D.A. Davidson): Okay. Okay. Great. And in terms of the divestitures, I mean, obviously, you haven't figured out or reached any deals, but, I mean, have you had any preliminary discussions or thoughts on that? And I know you can't say what they are, but are we talking about hundreds of millions of dollars or, you know—
MR. ASHERMAN: Well, I hope so.
MR. ROGERS (D.A. Davidson): Yeah.
MR. ASHERMAN: So, yeah I mean, yeah. Well, we talked about, at the time of the acquisition, parts of the business that may or may not be core, and certainly, we have tested the market and had some people kicking the tires there. But quite honestly, we think that we can improve some of the businesses and make them more core and a better profitability and increase their value for perhaps at some time, as any parts of our business could be of more value if we invested in keeping it. But right now, a part of the business is not really on the table.
But there are some discrete assets based—depending on our direction and our strategy that might be worth looking at, and we've had some interest in. Again, if we do that, we're talking in the hundreds of millions of dollars.
MR. ROGERS (D.A. Davidson): Okay. And then lastly, just on the power plant projects, you mentioned you've got some, but you didn't mention or I didn't see them referenced as much for 2015 prospects. Are there some substantial power plant opportunities, and are you pretty comfortable with your execution there? And I'm thinking back years ago on the—
MR. ASHERMAN: Yeah. So far, so good, you know.
MR. ROGERS (D.A. Davidson): Yeah.

MR. ASHERMAN: We got a couple this year. You know, we look at the scatter chart on potential combined cycle gas plants, and it numbers up around 70. Now, of course, all those won't go, and of course, there is a development cycle issue if you're talking about a regulated utility versus a merchant plan, which tends to be much longer in the cycle out where you live, for example, but they are out there, and the competitors in that market, it's a pretty, pretty good list. I mean, it's not dozens. It's handfuls of people that have the capability and the résumé to do these projects. So we feel we're pretty well positioned.
MR. ROGERS (D.A. Davidson): Right. Thank you very much.
MR. ASHERMAN: All right. Thanks, John.
TELECONFERENCE OPERATOR: And we have time for one final question today. Your final question will come from the line of Vishal Shah with Deutsche Bank.
MR. DILLON (Deutsche Bank): Hi. This is—
MR. ASHERMAN: Vishal—
MR. DILLON (Deutsche Bank): —Dillon on the line for Vishal. How are you guys?
MR. ASHERMAN: You must be back writing a report.
[Laughter.]
MR. DILLON (Deutsche Bank): So I have a couple of questions on the Fabrication Services side. So orders are turning down sequentially over the last several quarters, but in light of like oil and gas spending concerns, do you think those trends are reversible in 2015? And then, also, how much of your $2.5 billion or so in backlog will be burned over the course of the next 12 months?
MR. ASHERMAN: Okay. As far as Fabrication Services?
MR. DILLON (Deutsche Bank): Correct.
MR. ASHERMAN: Or the overall backlog for the company?
MR. DILLON (Deutsche Bank): Fabrication Services

MR. ASHERMAN: Okay. Well, we think—well, part of what we're dealing with the Fabrication Services is a matter of selectivity and efficiencies, and so we're trying to get better work—higher work and a better mix of projects or work in our shop, so that's kind of reflective. But we're very encouraged by the position our Fabrication Services, at least our high fabrication has in its market, and of course, our CB&I tank business is certainly extremely well positioned in their geographic markets.
Each one of our reporting segments has very different book-and-burn characteristics. For example, our burn rate primarily in E&C is probably around—huh?
MR. BALLSCHMIEDE: 45 percent.
MR. ASHERMAN: 45 percent.
MR. BALLSCHMIEDE: Or 30, 35 to 45.
MR. ASHERMAN: Which was—and for the company kind of that. We have much higher book-and-burn characteristics for our Fabrication Services. Remember, that's different kinds of work, but it could be over 60 percent, and if you look back in historic CB&I legacy projects before we started acquiring other companies, traditionally we were around 60, 60 to 65 percent. So we think that's a pretty good norm for now as well.
MR. DILLON (Deutsche Bank): That's helpful. And then just moving to the technology side, if you look for the past couple of quarters, margins are running about 33 percent, which is pretty well above the 25 to 35 percent—25 to 30 percent guide—
MR. ASHERMAN: Yeah.
MR. DILLON (Deutsche Bank): —that you guys gave. Is this a new normal, or should they normalize over the year as 2015 progresses? And then also, how should we think about the linearity?
MR. ASHERMAN: Well, one of the things we're doing is there are some components of that, of the Technology group, which we are shifting into another part of the company to keep technology as more of a pure play. So you're actually going to probably see the margin percentage even increase, but we will explain that as those moves are made.
But, yeah, I would like to think it certainly should be the normal for those projects. Our group has done a tremendous job at looking at very creative ways to monetize technology beyond just selling licenses and catalysts, with the joint ventures they have and application and licensing of these patented technologies in some interesting places of the world. So I think we expect that to continue. Again, they're one of the premier technology companies in the world, so interest is high, and so I would say our expectations for that group are very high.
MR. DILLON (Deutsche Bank): Great. That's it for me. Thank you.
MR. ASHERMAN: Okay. Thank you. Say hi to Vish. Alright.
TELECONFERENCE OPERATOR: Thank you. That will conclude today's Q&A session. I'll turn the conference back over to Mr. Asherman for closing remarks.
MR. ASHERMAN: Thank you.
In summary, our 2014 results reflect strong new awards in key end markets and recognition by our clients of the benefits of our integrated supply-chain solution, while our revenue and earnings performance highlight our consistent execution and the flexibility of our diverse offerings. For the current year, in spite of short-term uncertainty associated with the price of oil, we expect little impact to our revenue and earnings performance and have confidence in the long-term fundamental strength of our positioning within our end markets.
So, with that, I'd like to thank all of you for your interest and participation today, and this concludes our call.
TELECONFERENCE OPERATOR: Thank you for dialing in for today's conference call. We appreciate your participation. You may now disconnect.